Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ATYR PHARMA, INC. 2014 STOCK PLAN, ATYR PHARMA, INC. 2015 STOCK OPTION AND INCENTIVE PLAN, and the ATYR PHARMA, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN of aTyr Pharma Inc. of our report dated April 3, 2015 (except for paragraphs 7, 8, and 9 of Note 10, as to which the date is April 25, 2015, and except for paragraph 10 of Note 10, as to which the date is May 5, 2015), with respect to the consolidated financial statements of aTyr Pharma, Inc. included in its Registration Statement (Form S-1 No. 333-203272), filed with the Securities and Exchange Commission.

/s/ Ernst & Young

San Diego, California

May 5, 2015